Exhibit 10.2

August 3, 2006

Leslie J. Browne, Ph.D.

Re:	Amendment to Employment Agreement amended and restated as of February 27, 2006 between Pharmacopeia Drug Discovery, Inc. (“Pharmacopeia”) and Leslie Johnston Browne, Ph.D. (the “Agreement”)

Dear Dr. Browne:

Reference is made to the Agreement.

In consideration of your continued employment by Pharmacopeia, Pharmacopeia and you hereby agree to amend and restate Section 4(j) (Termination; Resignation; Permanent Disability; Death—Certain Additional Payments) of the Agreement as follows:

Section 4(j)

Pharmacopeia and you agree to add the following paragraph as a new third paragraph in Section 4(j):

“Notwithstanding anything herein to the contrary, if any payments due under this Agreement would subject Dr. Browne to any tax imposed under Section 409A of the Internal Revenue Code if such payments were made at the time otherwise provided herein, then the payments that cause such taxation shall be payable in a single lump sum on the first day which is at least six months after the date of Dr. Browne’s “separation of service” as set forth in Section 409A of the Internal Revenue Code and the regulations issued thereunder.”

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If you are in agreement with the terms of this letter agreement please sign below and return one copy to my attention.

Very truly yours,

/s/ Joseph A. Mollica, Ph.D.

Joseph A. Mollica, Ph.D.
Chairman

ACKNOWLEDGED, AGREED AND
ACCEPTED THIS 3RD DAY OF
AUGUST, 2006

/s/ Leslie J. Browne, Ph.D.
Leslie J. Browne, Ph.D.
President and Chief Executive Officer